Exhibit 10N

BENEFIT EQUALIZATION PLAN OF

CARPENTER TECHNOLOGY CORPORATION

Effective January 1, 1983

Restated August 20, 2007

INTRODUCTION

This Benefit Equalization Plan has been authorized by the Board of Directors of Carpenter Technology Corporation in order to pay certain benefits which Participants would have been entitled to receive under the General Retirement Plan, but which may not be paid under the General Retirement Plan as a result of the application of section 415 of the Code.

Article 1 -Definitions

1.1 “Benefits” shall mean the monthly benefits payable to or on behalf of a Participant as a result of a Commencement Event, calculated as:

1.1.1 the monthly General Retirement Plan benefits that are paid (or would be payable except for the Participant’s deferral of payments thereunder) as of the date of such Commencement Event or, if earlier, were paid at the commencement of General Retirement Plan payments, disregarding any reduction in the amount of benefits under the General Retirement Plan attributable to any provision therein incorporating limitations imposed by section 415 of the Code, minus

1.1.2 the monthly General Retirement Plan benefits that are paid (or would be payable except for the Participant’s deferral of payments thereunder) as of the date of such Commencement Event or, if earlier, were paid at the commencement of General Retirement Plan payments.

Where the benefit under the General Retirement Plan begins at a date other then the Commencement Event determined under Section 1.4 of this Plan, the monthly amount, if any, payable under this Plan will be adjusted by an enrolled actuary to preserve the value of the Benefits. Where the General Retirement Plan benefit is paid as a lump sum or commences after the Commencement Event, the form of benefit under the General Retirement Plan used to determine the value of Benefits under this Plan will be determined by marital status of the Participant at the Commencement Date or, if earlier, payment of a lump sum under the General Retirement Plan. At such date, single Participants will be calculated based upon a single-life annuity and married Participants as a 50% joint and survivor annuity.

If a Participant who is receiving Benefits hereunder as a result of a Commencement Event other than a Change in Control is subsequently reemployed by the Company, the monthly payments under the Plan shall be discontinued and, upon such Participant’s subsequent Separation from

Service, the Participant’s Benefits, if any, under the Plan shall be recomputed in accordance with this Section 1.1 and shall again become payable to such Participant in accordance with the provisions of the Plan.

1.2 “Change in Control” means and includes each of the following:

1.2.1 The acquisition by any person, entity, or group of persons (within the meaning of section 13(d)(3) or 14(d)(2) of the Exchange Act) (each, a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of either (i) 50% or more of the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) 30% or more of the total voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company, (ii) any acquisition by a person that is considered immediately prior to such acquisition or acquisitions to effectively control the Company within the meaning of Section 409A of the Code, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliated Company or (iv) any acquisition by any corporation pursuant to a transaction that complies with Sections 1.2.3(i), 1.2.3(ii), and 1.2.3(iii);

1.2.2 the date a majority of the individuals who constitute the Board of Directors (the “Incumbent Board”) cease for any reason, during any 12-month period, to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director during such 12-month period whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors;

1.2.3 consummation of a reorganization, merger, consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of the assets or stock of another entity (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the surviving entity resulting from such Business Combination

(including, without limitation, a surviving entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any surviving entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such surviving entity resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the surviving entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such surviving entity, except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors of the surviving entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

1.2.4 approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

1.3 “Code” means the Internal Revenue Code of 1986, and the regulations thereunder, as amended.

1.4 “Commencement Event” with respect to a Participant’s or Surviving Spouse’s Benefit shall mean the day of a Change in Control or, if earlier, the first day of the month following the earliest of the following to occur:

1.4.1 Separation from Service after a determination of Disability with 15 or more years of service;

1.4.2 Separation from Service or death with 10 but less than 30 years of service and, if under age 55, attainment of age 55;

1.4.3 Separation from Service or death with a vested benefit under the General Retirement Plan but less than 10 years of service and, if under age 60, attainment of age 60; or

1.4.4 Separation from Service or death on or after completion of 30 or more years of service.

1.5 “Company” shall mean Carpenter Technology Corporation.

1.6 “Disability” shall mean that a qualified physician designated by the Company has reviewed and approved the determination that the Employee:

1.6.1 is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or

1.6.2 is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering Employees of the Company.

1.7 “Employee” shall mean “employee” as determined under Section 1 of the General Retirement Plan.

1.8 “General Retirement Plan” shall mean the Company’s “General Retirement Plan for Employees of Carpenter Technology Corporation” as in effect on the last date of a Participant’s employment with the Company as a participant under the General Retirement Plan.

1.9 “Participant” shall mean any person who participates in the Plan as provided in Article 2.

1.10 “Pension Board” shall mean the Pension Board as defined in the General Retirement Plan.

1.11 “Plan” shall mean the Benefit Equalization Plan of Carpenter Technology Corporation, as described herein.

1.12 “Separation from Service” shall mean a Participant’s termination of employment with the Company which entitles the Participant or the Participant’s Surviving Spouse to Benefits under the Plan.

1.13 “Surviving Spouse” shall mean the individual described in Sections 3.13(f) or 4.5(a)(1), as applicable, of the General Retirement Plan.

Article 2 -Participation

2.1 Every Employee who, as of August 20, 2007, is a Participant in this Plan shall be eligible to continue to participate.

2.2 Unless otherwise determined by the Pension Board in its sole discretion, an Employee whose benefit under the General Retirement Plan would be reduced because of application of section 415 of the Code to such benefit shall become a Participant in the Plan upon a Commencement Event.

Article 3 -Amount and Payment of Benefits

3.1 Benefits.

3.1.1 Except as provided below, a Participant’s Benefits shall be payable in substantially equal monthly payments for the life of the Participant (“a single-life annuity”) commencing on the Commencement Event.

3.1.2 A Participant may elect, prior to the date upon which single-life annuity payments would commence under Section 3.1.1 to have such Participant’s Benefits paid in such other form of life annuity as the Company may from time to time permit, provided that such form of life annuity must be actuarially equivalent to a single-life annuity applying reasonable actuarial assumptions.

3.1.3 If a Participant is a “Specified Employee,” as that term is defined in section 409A of the Code and the applicable regulations thereunder, payment of such Participant’s Benefits shall commence no earlier than the first day of the 7th month following such Participant’s Separation from Service. In such event, such Participant’s first installment payment shall be increased by an amount equal to:

(a) that number of monthly payments that would have otherwise been made to such Participant during the period between such Participant’s Separation from Service and the first installment payment provided by this Section 3.2.3 under the form of annuity in which such Participant’s are payable, plus

(b) a reasonable rate of interest on each of the monthly payments that would have otherwise been made to such Participant during the period between such Participant’s Separation from Service and the first installment payment provided by this Section 3.2.3.

3.1.4 Notwithstanding anything to the contrary in this Section 3.1, in the event the Board of Directors determines that a Commencement Event as a result of a Change in Control has occurred, a Participant’s Benefits shall be payable in a single lump sum representing the actuarial present value of the Benefits that would be payable pursuant to Section 3.1.1. In addition, unless otherwise determined by the Board of Directors, if a Participant is liable for the payment of any excise tax (the “Basic Excise Tax”) pursuant to Section 4999 of the Code, or any successor or like provision, as a result of any payment under this Section 3.1.4, the Company shall pay the Participant an amount (the “Special Reimbursement”) which, after payment to the Participant (or on the Participant’s behalf) of any federal, state and local taxes, including, without limitation, any further excise tax under said Section 4999, with respect to or resulting from the Special Reimbursement, equals the net amount of the Basic Excise Tax. The Special Reimbursement shall be paid as soon as practicable after it is determined by the Company or the Participant and reviewed for accuracy by the Company’s certified public accountants, but in no event later than the close of the calendar year next following the calendar year in which the taxes due under this Section 3.1.4 are remitted to the taxing authority.

Article 4 -Administration and Claims

4.1 The administration of the Plan, the exclusive power to interpret it, and the responsibility for carrying out its provisions are vested in the Pension Board, as such term is defined in the General Retirement Plan, in the same manner and scope as the Pension Board’s authority under paragraph 7.1 of the General Retirement Plan. All expenses of administering the Plan shall be paid by the Company.

4.2 The claims procedures established under the General Retirement Plan shall be utilized herein.

Article 5 -General Provisions

5.1 Neither the Plan nor an individual’s status as a Participant in the Plan shall be construed as conferring any right upon any Participant to continued employment or continued participation in the Plan, nor shall it interfere with the rights of the Company, in its discretion, to discharge or otherwise discipline any Participant.

5.2 Subject to any applicable law, no Benefits under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to do so shall be void, nor shall any such Benefits be in any manner liable for or subject to garnishment, attachment, execution or levy, or liable for or subject to the debts, contracts, liabilities, engagements or torts of the Participant.

5.3 The Plan shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania.

5.4 Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust or a fiduciary relationship of any kind between the Company and any person. Neither an Employee nor any other person shall acquire any interest greater than that of an unsecured creditor.

5.5 The masculine pronoun shall mean the feminine wherever appropriate.

Article 6 -Amendment or Termination

6.1 The Board of Directors of the Company or, when so designated by such Board, the Human Resources Committee or such Committee’s designee reserves the right to modify or to amend, in whole or in part, or to terminate, the Plan and any Benefits payable thereunder at any time compliant with the requirements of the Code.